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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Fraser                          John                B.
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   (Last)                           (First)             (Middle)

                  1720 Route 34, P.O. Box 1347
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                                    (Street)

    Wall                               NJ                07719
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

    BiznessOnline.com, Inc.       (BIZZ)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

    December 1999
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5.   If Amendment, Date of Original (Month/Year)

         N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by 1 Reporting Person

     [_] Form filed by more than 1 Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Common Stock                    12/09/99          P              3,000        A    $7.50    3,000             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

                                                                  SEC 1474(3-99)
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Table    II -- Derivative Securities Acquired, Disposed of, or Beneficially
         Owned (e.g., puts, calls, warrants, options, convertible securities)
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

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                    2.                                                                                  Deriv-    of
                    Conver-                    5.                              7.                       ative     Deriv-   11.
                    sion                       Number of                       Title and Amount         Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.     ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price  Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of     ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv- Owned    (D) or    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative  at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur- of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity    Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)     4)        4)       4)
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

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



                            /s/ John B. Fraser                      01/07/00
                            -------------------------               ---------
                            **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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